Schedule A

Executive Officers and Directors

The following sets forth the name, country of citizenship, position and principal occupation of each executive officer and member of the board of directors of Tether Holdings, S.A. de C.V., Tether International, S.A. de C.V. and Tether Investments, S.A. de C.V. Except as indicated below, none of the persons listed below has been convicted of a crime (other than traffic violations or similar misdemeanors) or been subject to proceedings pertaining to violations of securities laws within the past 5 years.

Executive Officers and Directors of Tether Holdings, S.A. de C.V.:

Name and Citizenship	Position and Principal Occupation	Beneficial Ownership	Business Address
Giancarlo Devasini, citizen of Italy	President	38,066,689(1)	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Ludovicus Jan Van der Velde, citizen of the Netherlands	Alternate President	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Paolo Ardoino, citizen of Italy	Secretary	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Josue Lopez, citizen of El Salvador	Alternate Secretary	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador

Executive Officers and Directors of Tether International, S.A. de C.V.:

Name and Citizenship	Position and Principal Occupation	Beneficial Ownership	Business Address
Giancarlo Devasini, citizen of Italy	President	38,066,689(1)	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Ludovicus Jan Van der Velde, citizen of the Netherlands	Alternate President	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Paolo Ardoino, citizen of Italy	Secretary	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Niv el 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvad or Centro, Republica de El Salvador
Josue Lopez, citizen of El Salvador	Alternate Secretary	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Niv el 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvad or Centro, Republica de El Salvador

Executive Officers and Directors of Tether Investments, S.A. de C.V.:

Name and Citizenship	Position and Principal Occupation	Beneficial Ownership	Business Address
Giancarlo Devasini, citizen of Italy	Sole Administrator	38,066,689(1)	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador
Paolo Ardoino, citizen of Italy	Alternate Administrator	0	Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador

(1)	Includes the following Class A ordinary shares, par value $0.0000001 per share (“Class A Shares”) of Bitdeer Technologies Group: (a) 18,587,360 Class A Shares held by Tether International S.A. de C.V., a wholly owned subsidiary of Tether Holdings S.A. de C.V., (b) 14,292,702 Class A Shares held by Tether Investments S.A. de C.V., a wholly owned subsidiary of Tether Holdings S.A. de C.V. and (c) 5,186,627 Class A Shares that may be acquired upon the exercise of a presently exercisable warrant held by Tether International S.A. de C.V.

In October 2021, the U.S. Commodity Futures Trading Commission (CFTC) instituted and settled regulatory proceedings against Tether Holdings Limited, Tether Limited, Tether Operations Limited, and Tether International Limited (collectively, “Tether”) by way of an order accepting Tether’s payment of a civil monetary penalty of $41 million without admitting or denying any of the CFTC’s findings or conclusions. The order settled CFTC allegations that, from June 2016 to February 2019, Tether made untrue or misleading statements and omissions of material fact or omitted to state material facts necessary to make statements made not true or misleading in connection with, among other things, whether USDT was fully backed by U.S. Dollars held in bank accounts in Tether’s name.

In February 2021, the Office of the Attorney General of the State of New York (NYAG) entered into an agreement with Tether and several Bitfinex (a group of companies with which Tether is affiliated) companies, to settle a 2019 proceeding brought by NYAG seeking an injunction related to, among other things, the transfer of certain funds by and among Bitfinex and Tether. Without admitting or denying NYAG’s findings, Bitfinex and Tether agreed to settle the NYAG proceeding by paying $18.5 million in penalties to the State of New York. The agreement further required Bitfinex and Tether to discontinue any trading activity with New York persons or entities and to submit to mandatory reporting on certain business functions.